EXHIBIT 23.1

Independent Auditor's Consent

The Board of Directors
CenterSpan Communications Corporation:

        We consent to incorporation herein by reference on Form S-3 of CenterSpan Communications Corporation (formerly Thrustmaster, Inc.) of our report dated March 27, 2001, except as to Note 15 which is dated August 17, 2001, with respect to the consolidated balance sheet of CenterSpan Communications Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2000 Form 10 K/A-2 of CenterSpan Communications Corporation filed on or about August 21, 2001, and to the reference to our firm under the heading "Experts."

        As discussed in Note 15 to the consolidated financial statements, the Company reclassified $2.5 million as research and engineering expense in 1999 due to the correction of an error in the application of an accounting principle.

                      /s/ KPMG LLP

Portland, Oregon
August 21, 2001